UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2026

Franklin Resources, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-09318	13-2670991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Franklin Parkway, San Mateo, California 94403
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 312-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	BEN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Second Amended and Restated Credit Agreement

On July 30, 2026 (the “Closing Date”), Franklin Resources, Inc., a Delaware corporation (the “Company”), entered into a Second Amended and Restated Credit Agreement (the “Second Amended and Restated Credit Agreement”), by and among the Company, as borrower, the financial institutions from time to time party thereto, as lenders, and Bank of America, N.A. (“Bank of America”), as administrative agent. Capitalized terms used and not defined herein have the meanings given to them in the Second Amended and Restated Credit Agreement.

The Second Amended and Restated Credit Agreement amends and restates the Company’s existing revolving credit agreement to, among other things, increase the aggregate commitments and extend its maturity to July 30, 2031. The Second Amended and Restated Credit Agreement provides for a five-year revolving credit facility (the “Revolving Credit Facility”) with $1,500,000,000 of aggregate commitments with the option to increase the aggregate commitments by a maximum of $500,000,000. As of the Closing Date, there was $700,000,000 outstanding under the Second Amended and Restated Credit Agreement.

Amounts outstanding under the Second Amended and Restated Credit Agreement bear interest at an annual rate equal to, at the option of the Company, either (i) a base rate (the “Base Rate”) equal to the highest of (a) the federal funds rate plus 0.5%, (b) the prime rate of Bank of America, (c) Term SOFR for a 1-month interest period plus 1.00%, and (d) 1.00%; or (ii) Term SOFR (provided that Term SOFR shall not be less than 0.00%), plus an applicable margin (“Applicable Rate”) that ranges from (x) in the case of loans bearing interest by reference to the Base Rate, 0.00% to 0.25% and (y) in the case of loans bearing interest by reference to Term SOFR, 0.625% to 1.25%, in each case based on the Company’s Debt Rating. The Company is also required to pay an annual Commitment Fee ranging from 0.050% to 0.120%, based on the Company’s Debt Rating, on the average unused amount of the Revolving Credit Facility payable quarterly.

At any time, subject to timely prior written notice, the Company may (i) terminate the commitments under the Revolving Credit Facility in full or in part, and/or (ii) prepay any loans outstanding under the Revolving Credit Facility in full or in part.

The Second Amended and Restated Credit Agreement contains customary affirmative and negative covenants, including covenants that affect, among other things, the ability of the Company’s subsidiaries to incur additional indebtedness and limit the ability of the Company and its subsidiaries to create liens, merge or dissolve, dispose of assets and change the nature of their respective business, subject to customary exceptions, thresholds, qualifications and “baskets.” In addition, the Second Amended and Restated Credit Agreement contains a financial performance covenant, requiring that, subject to certain adjustments related to qualified acquisitions, the Company maintains a consolidated net leverage ratio, measured as of the last day of each fiscal quarter, of no greater than 3.25 to 1.00.

The repayment obligation under the Second Amended and Restated Credit Agreement may be accelerated (and commitments under the Revolving Credit Facility terminated) upon the occurrence of an event of default thereunder, including, among other things, failure to pay principal or interest on a timely basis, material inaccuracy of any representation or warranty, failure to comply with covenants, cross-default, change of control, certain insolvency or bankruptcy-related events and material judgments, subject, in each case, to any applicable grace and/or cure periods.

Any borrowings under the Second Amended and Restated Credit Agreement may be used for general corporate purposes.

The foregoing description of the Second Amended and Restated Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Second Amended and Restated Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K, incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement.

Concurrently with entering into the Second Amended and Restated Credit Agreement, on [July 30], 2026, the Company terminated its $1,500,000,000 revolving credit agreement (the “Original Credit Agreement”) with Bank of America, N.A. and the other lenders party thereto, which, by its terms was scheduled to mature on April 30, 2030. At the time of termination, there were borrowings of $700,000,000 under the Original Credit Agreement, which have been rolled into the Second Amended and Restated Credit Agreement as of the Closing Date. Bank of America, N.A. and the other lenders party to each of the Original Credit Agreement are parties to the Second Amended and Restated Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The disclosure contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement, dated as of July 30, 2026, by and among Franklin Resources, Inc., as borrower, the financial institutions from time to time party thereto, as lenders, and Bank of America, N.A., as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN RESOURCES, INC.

Date: July 30, 2026	By:	/s/ Thomas C. Merchant
Name: Thomas C. Merchant
Title: Executive Vice President and General Counsel